Exhibit 99.1

magicJack Shareholders Will Now Get One Free Share For Every
Four Shares They Own: $2.00 Charge is Eliminated

To be eligible for free shares, you must own or buy shares or exercise any call options on or before the record date

West Palm Beach, FL, and Netanya, Israel – May 4th, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), a cloud communications leader that invented voice over IP (VoIP) and sold over nine million magicJacks®, today announced additional details for its planned “Loyalty” Rights Offering to shareholders.

In response to shareholders’ questions, the Company intends to modify the terms of the previously announced rights distribution.  Ordinary shareholders of record as of May 18th, 2012 now will receive one free share for every four shares owned.  In addition, each right will include a subscription right to purchase one additional share.  The rights will be non-transferable.

Owners of listed call options will need to exercise their options prior to the record date in order to take advantage of the free share being offered.  Holders of May and June call options should especially take notice of this fact. Be wary of solicitations from callers you have never heard from before offering a great deal to sell your shares before the rights offering and buy call options.   Before engaging in any investment strategy, we encourage all shareholders and option holders to consult with a qualified and reputable financial advisor.

On the record date, or shortly thereafter, the Company will send a rights certificate and their new free shares to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained at American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, which is also acting as the subscription agent for the rights offering. In addition the right also includes a non-transferable option (shareholders are not required to take advantage of this option and might only choose do so if the price is near or above the strike price) to buy one share for every four you own at $23.00 per share. This option will last for up to 30 days.

The Company reserves the right to make additional changes to the terms if it concludes that it is in the best interests of the Company and its shareholders to do so. The rights certificate will evidence the number of the rights issued to each holder and will be accompanied by a prospectus for such rights that will be filed by the Company with the Securities and Exchange Commission.

This rights offering will be made by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. The non-transferable subscription rights may not be exercised prior to the receipt of a prospectus in connection with this rights offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over eight million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:

Investor Relations
Andrew MacInnes, President
561-749-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com